UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.  ___  )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

F&M BANK CORP.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

F & M BANK CORP.

Timberville, Virginia

Notice of Annual Meeting of Shareholders

To the Shareholders of F & M Bank Corp.

The 2025 Annual Meeting of Shareholders of F & M Bank Corp. (the “Company”) will be held on Saturday, May 17, 2025, at 5:00 p.m., Eastern Time, at Blue Ridge Community College, The Plecker Center, 1 College Lane, Weyers Cave, Virginia 24486.

At the meeting, you will be asked to consider and vote on the following proposals:

1.	Election of four (4) directors, Edward Ray Burkholder, Neil A. Houff, Michael W. Pugh and Christopher S. Runion, each for a three-year term expiring in 2028.

2.	Ratification of the appointment of Elliott Davis, LLC, as the Company’s independent registered public accounting firm for 2025.

3.	Approval of a shareholder advisory vote on the Company's 2024 executive compensation program and practices.

4.	Approval of a shareholder advisory vote to determine whether the shareholder vote on executive compensation will occur every 1, 2, or 3 years.

Only shareholders of record at the close of business on March 20, 2025, are entitled to notice of and to vote at the annual meeting or any adjournments thereof.

Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented and voted. Please complete, date, and sign the enclosed proxy card and return it as soon as possible in the enclosed postage prepaid envelope. You may also vote by Internet or telephone by following the instructions on the enclosed proxy card. You may amend your proxy at any time prior to the closing of the polls at the meeting.

By Order of the Board of Directors

/s/ Candy F. Barkley

Candy F. Barkley, Corporate Secretary

April 14, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 17, 2025

The proxy statement and the Company’s annual report on Form 10-K for the year ended December 31, 2024 are available at fmbankva.com/investor-relations.

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F & M BANK CORP.

205 South Main Street Timberville, Virginia 22853

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of F & M Bank Corp. (the “Company”) to be used at the annual meeting of shareholders of the Company to be held on Saturday, May 17, 2025 at 5:00 p.m., Eastern Time, at Blue Ridge Community College, The Plecker Center, 1 College Lane, Weyers Cave, Virginia 24486 and any adjournment thereof (the “Annual Meeting”). The principal executive offices of the Company are located at 205 South Main Street, P.O. Box 1111, Timberville, Virginia 22853. This Proxy Statement and the accompanying proxy card are being made available to the Company’s shareholders on or about April 14, 2025.

The Company’s Annual Report to shareholders, including audited financial statements for the year ended December 31, 2024, is being mailed to the Company’s shareholders concurrently with this Proxy Statement, but is not part of the proxy solicitation materials.

Interested shareholders may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the Securities and Exchange Commission (“SEC”), upon written request to Candy F. Barkley, Corporate Secretary, F & M Bank Corp., P.O. Box 1111, Timberville, Virginia 22853.

In this Proxy Statement, we refer to F & M Bank Corp. and its subsidiaries as a combined entity as the “Company,” unless the context requires otherwise or unless otherwise noted, and we refer to Farmers & Merchants Bank as the “Bank.”

OUTSTANDING SHARES AND VOTING RIGHTS

Only common shareholders of record at the close of business on March 20, 2025 will be entitled to vote at the Annual Meeting. As of March 20, 2025, the Company had outstanding 3,528,262 shares of its common stock, $5.00 par value per share (the “Common Stock”), each of which is entitled to one vote at the Annual Meeting.

Shareholders are encouraged to vote using any of the methods available to our shareholders. The Company is pleased to offer its shareholders the convenience of voting by Internet or telephone, or you may mark, sign, date and mail the enclosed proxy card in the postage-paid envelope provided. If you are a registered shareholder, you also may attend and vote in person during the Annual Meeting. “Street name” shareholders who hold their shares through a bank, broker or other nominee who wish to attend and vote during the meeting will need to contact their broker or agent to obtain a legal proxy from the institution that holds their shares.

A majority of the shares of Common Stock entitled to vote, represented at the Annual Meeting in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. “Withhold” votes, abstentions and shares held of record by a broker or its nominees on behalf of beneficial owners (Broker Shares) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

If a quorum is established, directors will be elected by a plurality of the votes cast by shareholders at the Annual Meeting, and the auditors will be ratified and the advisory vote to approve the compensation of our named executive officers will be approved by a majority of the votes cast by shareholders at the Annual Meeting. With respect to the advisory vote on the frequency of future advisory votes on executive compensation, the alternative receiving the greatest number of votes will be the frequency that shareholders

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approve. Broker shares may not be cast in the election of directors, the advisory vote on executive compensation, or the advisory vote on the frequency of future advisory votes on executive compensation without instructions from the beneficial owner of the shares. Votes that are withheld or abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast and will not have any effect on the outcome of any of the matters at the Annual Meeting.

All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with any instructions thereon. If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time prior to the actual voting thereof by (i) filing written notice thereof with the Secretary of the Company (Candy F. Barkley, Corporate Secretary, F & M Bank Corp., P.O. Box 1111, Timberville, Virginia 22853); (ii) sending in a signed proxy card with a later date or providing subsequent telephone or Internet voting instructions; or (iii) attending the Annual Meeting or any adjournment thereof and voting in person. If your shares are held by a brokerage house or nominee, please follow the instructions delivered with the notice from your broker or nominee or contact your broker or nominee for instructions on how to change or revoke your vote.

The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made only by the use of mail, except that, if necessary, officers, directors and regular employees of the Company, or its affiliates, may make solicitations of proxies by telephone or email. Brokerage houses and nominees may be requested to forward the proxy solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for their charges and expenses in this regard.

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SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of March 20, 2025 regarding the number of shares of Common Stock beneficially owned by each director, each named executive officer (see “Executive Compensation”) and by all directors and executive officers as a group. Unless otherwise indicated, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Edward Ray Burkholder	173,229	(2)	4.91%
Neil A. Houff	1,006		*
Hannah W. Hutman	2,493		*
Anne B. Keeler	2,217		*
Michael W. Pugh	13,500	(3)	*
Christopher S. Runion	10,207	(4)	*
Daphyne S. Thomas	1,291		*
John A. Willingham	20,536		*
Dean W. Withers	47,937	(5)	1.36%
Peter H. Wray	6,617		*
Barton E. Black	182,230	(6)	5.16%
Aubrey Michael Wilkerson	41,805	(7)	1.18%
Lisa F. Campbell	12,394	(8)	*
Directors and executive officers as a group (17 individuals)	407,560	(9)	11.55%

 ____________________

* Represents less than 1% of the Common Stock.

(1)

Based on 3,528,262 shares of Common Stock issued and outstanding on March 20, 2025. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has, or shares, the power to vote, or direct the voting, of the security or the power to dispose of, or direct, the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)	Includes 168,459 shares owned by the Company’s Stock Bonus Plan over which Mr. Burkholder has voting power in his capacity as plan trustee.
(3)	Includes 11,076 shares owned jointly with his spouse, and 2,033 shares held by a simplified employee plan for Mr. Pugh’s benefit.
(4)

Includes 500 shares owned jointly with his spouse, 500 shares held by Mr. Runion’s Non-Qualified Deferred Compensation Plan, 2,752 shares held in Mr. Runion’s Traditional IRA, 825 shares held in Custody IRA, 2,000 shares held in Mr. Runion’s Simple IRA, and 2,313 shares held in Heifer Investments LLC, which Mr. Runion owns 100%.

(5)

Includes 15,441 shares held in Mr. Withers’ Traditional IRA, 705 shares held in Mr. Withers’ Roth IRA, 6,748 shares held by Mr. Withers’ Non-Qualified Deferred Compensation Plan, and 2,575 shares owned by his spouse.

(6)	Includes 11,443 shares of unvested restricted stock and 168,459 shares owned by the Company’s Stock Bonus Plan over which Mr. Black has voting power in his capacity as plan trustee.
(7)	Includes 15,301 shares of unvested restricted stock and 912 shares in the Company’s Stock Bonus Plan.
(8)	Includes 6,255 shares of unvested restricted stock.
(9)

Includes 168,459 shares owned by the Company’s Stock Bonus Plan over which Edward R. Burkholder, and Barton E. Black have voting power in their capacity as plan trustees, and 25,953 shares of unvested restricted stock.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of March 20, 2025, unless otherwise noted, regarding the number of shares of Common Stock beneficially owned by all persons known by us who own, or will own under certain conditions, five percent or more of our outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Fourthstone LLC L. Phillip Stone, IV, Managing Member and Beneficial Owner 575 Maryville Centre Drive, Suite 110 St. Louis, MO 63141	350,955	(2)	9.95%
Barton E. Black P. O. Box 1111 Timberville, VA 22853	182,230	(3)	5.16%

____________________

(1)	Based on 3,528,262 shares of Common Stock issued and outstanding on March 20, 2025.
(2)

A Schedule 13G filed on November 14, 2024, by Fourthstone LLC reported beneficial ownership of 350,955 shares of voting common stock as of September 30, 2024, with shared voting power over 350,955 shares, and shared dispositive power over 350,955 shares.

(3)	Includes 11,443 shares of unvested restricted stock and 168,459 shares owned by the Company’s Stock Bonus Plan over which Mr. Black has voting power in his capacity as plan trustee.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and any persons who own more than 10% of the Common Stock, to file with the SEC reports of ownership and changes in ownership of Common Stock. Officers and directors are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during 2024, all filing requirements applicable to its officers and directors were timely satisfied other than two Form 4 filings for Mr. Wilkerson (covering two transactions) and three Form 4 filings for Mr. Runion (covering three transactions).

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PROPOSAL ONE - ELECTION OF DIRECTORS

The Board is divided into three classes, with directors to be apportioned as evenly as possible among the classes and serving staggered three-year terms. The term of office for the Class B directors expires at the Annual Meeting. The Board has nominated such directors, namely Edward Ray Burkholder, Neil A. Houff, Michael W. Pugh and Christopher S. Runion, for re-election at the Annual Meeting. If elected, the Class B nominees will serve for a three-year term until the annual meeting of shareholders in 2028, or each in case until their respective successors have been duly elected and qualified.

The persons named as proxies in the accompanying form of proxy, unless instructed otherwise, intend to vote for the election of each of these nominees for directors. If any nominee should become unavailable to serve, the proxy may be voted for the election of a substitute nominee designated by the Board. The Board has no reason to believe that any of the nominees will be unable to serve if elected.

The Board of Directors recommends a vote FOR the Director nominees set forth below.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

The following information, including the principal occupation during the past five years, is given with respect to the nominees, all of whom are current directors, for election to the Board at the Annual Meeting, as well as all directors continuing in office.

Director Nominees

Class B Directors to serve until the 2028 annual meeting of shareholders.

Name and Age	Director Since	Principal Occupation During the Last Five Years
Edward Ray Burkholder (51)	2015

Owner and Director of Balzer and Associates, Inc., a Westwood Company, since 2024. Previously, Owner, Director, and Executive Vice President of Balzer and Associates, Inc., 2012–2024.

Mr. Burkholder holds a Bachelor of Landscape Architecture from Virginia Tech and acquired his Virginia State Professional Certification in Landscape Architecture in 2000. Mr. Burkholder has held many positions within Balzer and Associates since 1997. In 2003, he opened a branch office in Staunton after working in the Richmond market for seven years. His key roles have involved master planning, land development consulting, rezoning, highest and best use land analysis and studies, overseeing local and regional land development projects, and corporate management as a director of the board. For the past six years, he either has served or is serving as a director for Victory Worship Center, Staunton Rotary, and Augusta Home Builders Association. Other memberships included the Virginia Economic Development Association, Shenandoah Valley Partnership, and Augusta Chamber of Commerce. Mr. Burkholder’s experience benefits the Company due to his vast diversity of land development projects and understanding of local and state land use regulatory requirements and qualifies him to serve on the Board.

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Name and Age	Director Since	Principal Occupation During the Last Five Years
Neil A. Houff (61)	2024

President, Houff Corporation (agricultural and industrial services company), since 2000; also serves as President of Railside Industries, Chair and Secretary of Railside Enterprises, Secretary/Treasurer of Triangle Leasing, and Vice President of IDM Trucking.

Mr. Houff received a B.S. degree in agriculture education from Virginia Tech in 1986 and began his career with Houff Corporation in 1986. He has held numerous positions with Houff Corporation and became president in 2000. Under his leadership, the organization has grown from a fertilizer and crop protection company to a diversified business serving the agricultural community as well as trucking, rail-to-truck transload, biosolids application, warehousing, and third-party logistics services. Mr. Houff also currently serves on the boards of the Virginia Crop Production Association, the Shenandoah Valley Railroad, the Pleasant Valley Church of the Brethren, the Bridgewater Retirement Community, and CNI Ag. Mr. Houff’s education and experience in the agriculture industry and his connections to our market areas benefit the Company in evaluating business opportunities and qualify him to serve on the Board.

Michael W. Pugh (70)	1994

Chairman of the Board of the Company and the Bank since December 2018. President of Old Dominion Realty, Inc.

Mr. Pugh has been President of Old Dominion Realty, Inc. for 44 years. He was issued a Virginia Certified General Appraisal license in 1992, a Virginia real estate broker’s license in 1976 and a West Virginia real estate broker’s license in 1982. He has completed numerous classes and certifications related to the real estate field. He has served as a director in the following entities: Bankers Title Shenandoah, F&M Mortgage, Valley Southern Title, Old Dominion Realty, Inc., and as Vice Chairman of Sunnyside Retirement Communities. Mr. Pugh’s skills and experience relating to real estate sales, development and appraisals benefit the Company in evaluating real estate investments and collateral values for real estate loans and qualify him to serve on the Board.

Christopher S. Runion (66)	2010

CEO of Eddie Edwards Signs, Inc. and managing member of Heifer Investments, LLC

Mr. Runion has served in these capacities for over 25 years. In 2019, Mr. Runion was elected to the Virginia House of Delegates, serving the 25th District representing portions of Rockingham, Augusta, and Albemarle counties. He holds a Bachelor of Science – Accounting from Virginia Tech and a Masters – Business Administration from James Madison University. He is serving or has served as a director in the following entities during the past five years: Shenandoah Valley Economic Education, Inc., Rotary Club of Harrisonburg, Lantz Construction Company, Rockingham Mutual Insurance Companies, and Rockingham Development Corporation. Mr. Runion is a former member of the Rockingham County Planning Commission. He has also been involved in farming his entire life. Mr. Runion’s education, skills and experience relating to commercial and institutional business activity benefit the Company in evaluating various business opportunities and scenarios and qualify him to serve on the Board.

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Directors Continuing in Office

Class A Directors to serve until the 2027 annual meeting of shareholders.

Name and Age	Director Since	Principal Occupation During the Last Five Years
Anne B. Keeler (62)	2019

Anne Keeler has served as the Chief Financial Officer and Treasurer of Virginia Tech Foundation, Inc., since 2023, where she is responsible for accounting, financial reporting and analysis, treasury services and human resources. From 2021 to 2023, Ms. Keeler provided independent consulting services as the principal of Clover Lane Advisory Services, a financial services advisory practice she launched in 2021. From 1998 to 2021, Ms. Keeler served as the Vice President for Finance and Treasurer of Bridgewater College (Bridgewater, VA), with responsibility for financial reporting, treasury and debt management, information technology, human resources, auxiliary services, and real estate.

Ms. Keeler began her career in financial services, beginning with Farm Credit as a lender and later leading a statewide agribusiness banking unit in Harrisonburg, VA for First Union Bank. She also has experience in the public higher education sector, having worked in the procurement office of James Madison University as a buyer specialist. Ms. Keeler holds a master’s degree in accounting from James Madison University and a Bachelor of Science degree from the College of Agriculture at Virginia Tech. She is a licensed Certified Public Accountant and completed the College Business Management Institute (CBMI), a continuing education certificate program for higher education administrators at the University of Kentucky. Ms. Keeler has served on the board of directors for Rockingham Insurance, a regional personal and specialty lines insurance company, from 2003 through 2024; she was chair of the audit committee and was board chair from 2008-2010. She was a founding board member of both the Virginia Private Colleges Benefits Consortium (VPCBC) and the “Section 403(b) Defined Contribution Plan for Tax-Exempt Colleges and Universities in Virginia”. We believe Ms. Keeler’s experience in financial services and licensure as a Certified Public Accountant bring important skills and qualify her to serve on the Board.

Daphyne S. Thomas (71)	2021

Professor Emeritus, Finance & Business Law, James Madison University.

Ms. Thomas is a graduate of Virginia Tech, Washington and Lee School of Law, and James Madison University. She was a professor at JMU from 1981 to 2020 and served as the endowed Adolph Coors Professor of Business Administration chair until her retirement. She currently teaches graduate classes for James Madison University’s Executive Leadership MBA and for the Master of Accounting programs. She was a co-founder and co-director of the CyberCity Summer Program, a nationally award-winning summer technology program for middle and high school students from underrepresented populations. Ms. Thomas is a former chair of the Harrisonburg Electric Commission and the Harrisonburg Rockingham Community Services Board. She currently serves on the boards of Sunnyside Communities, The Explore More Children’s Museum, The Community Services Board Halfway House, The JMU College of Visual and Performing Arts Advisory Board, The Harrisonburg Rockingham Child Daycare Center and The Community Foundation of Harrisonburg Rockingham Grants and Scholarship committee. Ms. Thomas’ education and experience in business law and accounting and previous board service uniquely benefits the Company and qualifies her to serve on the Board.

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Name and Age	Director Since	Principal Occupation During the Last Five Years
Peter H. Wray (56)	2017

President of Wray Realty, Inc., and Principal Broker of Triangle Realtors since 2002. Owner/Partner in multiple commercial real estate developments throughout central and western Virginia.

Mr. Wray specializes in commercial and investment real estate. He holds a Bachelor of Arts in Environmental Science from the University of Virginia. Mr. Wray is a licensed Broker in Virginia and North Carolina. He is a member of multiple professional organizations including the National Association of Realtors (NAR), the Virginia Association of Realtors (VAR), Shenandoah Valley Economic Partnership (SVEP), International Council of Shopping Centers (ICSC) and the Certified Commercial Investment Members (CCIM). He is a member of the Board of Directors for the Shenandoah Valley First Tee Program, University of Virginia Medical Center Volunteer Group, Elon University Parents Council, and Charlottesville Realtors Commercial Real Estate Council. Mr. Wray has assisted with some of the region’s most successful commercial real estate projects. He has represented many local, regional, and national companies with their purchasing, sales, leasing, and development requirements. Mr. Wray has completed a wide array of commercial real estate transactions from office, industrial, and multifamily to shopping centers, self- storage, and hotels. He has considerable experience with every aspect of new construction, rezoning, transportation issues, and commercial real estate financing. Mr. Wray’s experience in the commercial real estate industry benefits the Company in evaluating commercial loan requests and identifying new areas for loan portfolio growth and qualifies him to serve on the Board.

Directors Continuing in Office

Class C Directors to serve until the 2026 annual meeting of shareholders.

Name and Age	Director Since	Principal Occupation During the Last Five Years
Hannah W. Hutman (44)	2021

Attorney, Partner at Hoover Penrod PLC, since 2015.

Ms. Hutman is a graduate of Columbia Union College and Marshall-Wythe School of Law, College of William and Mary. She has been an attorney practicing in Dayton, Ohio and Harrisonburg with experience in representing creditors, trustees and debtors in bankruptcy proceedings and insolvency matters. She has represented national and regional banks in all aspects of commercial loan transactions and collections, including restructuring obligations, asset liquidations and dispositions, and foreclosure. She is a member of the panel of Chapter 7 trustees for the Western District of Virginia. In addition, she provides legal counsel and services in entity formation and governance matters, financing transactions, contracts, and business asset transfers. She is a former Chair of the Board of Governors of the Bankruptcy Law Section for the Virginia State Bar. She is “AV” rated by Martindale- Hubbell, has routinely been listed in Super Lawyers as a Rising Star, selected as a member of Virginia’s “Legal Elite,” and included in the American Bankruptcy Institute’s 2018 class of “40 under 40.” Ms. Hutman’s skills and experience in commercial loan transactions, asset liquidations and foreclosures benefit the Company in evaluating problem loan management, bankruptcy proceedings, and governance matters and qualify her to serve on the Board.

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Name and Age	Director Since	Principal Occupation During the Last Five Years
Aubrey Michael (Mike) Wilkerson (67)	2023

Chief Executive Officer of the Company and the Bank since April 2023; Executive Vice President/Chief Lending Officer from January 2022 to April 2023, and Executive Vice President/Chief Strategy Officer and Northern Shenandoah Valley Market Executive from January 2021 to January 2022.

A graduate of Elon University, Mr. Wilkerson began his banking career at Wachovia Bank on January 4, 1982. Mr. Wilkerson’s banking includes experience in Dealer Financial Services, Retail Banking, Private Banking, Commercial Banking, and senior strategic leadership positions. From 2012 to 2018, Mr. Wilkerson was the Business Banking Division Executive for Virginia, Maryland & Washington DC at Wells Fargo (legacy Wachovia Bank). More recently, Mr. Wilkerson served as the Commercial Banking Market Executive from 2018 through 2020 for the Western Mid-Atlantic Region at Wells Fargo. We believe Mr. Wilkerson’s experience in the banking industry and his position as our Chief Executive Officer qualify him to serve on the Board.

John A. Willingham (47)	2021

President of Stoneridge Companies, a real estate development and realty company based in Winchester, Virginia, since 2012, and Chief Executive Officer of Stoneridge Outdoor Living, a regional sunroom and outdoor living contractor, since 2021.

Mr. Willingham is a graduate of the Pamplin College of Business at Virginia Tech and holds a current CPA license and real estate agent license. He previously has served as a Market President and Senior Commercial Lender with Wells Fargo, Chief Financial Officer of Premier Community Bankshares Inc., and practiced in public accounting with Yount, Hyde & Barbour, P.C., and PricewaterhouseCoopers. Mr. Willingham currently serves as Chairman for the Frederick Winchester Service Authority and is a member of the Board for Grafton Integrated Health Network. He has previously served on the F&M Advisory Board for Winchester/Northern Shenandoah Valley and as a City Councilor for the City of Winchester. Mr. Willingham’s experience and expertise benefits the Company in his understanding of accounting and the Winchester real estate market and qualifies him to serve on the Board.

Dean W. Withers (68)	2004

Vice Chairman of the Company since December 2018; Chief Executive Officer of the Company and the Bank from December 2017 to June 2018; President and Chief Executive Officer of the Company and the Bank from May 2004 to December 2017; Executive Vice President of the Bank from January 2003 to May 2004; Vice President of the Bank from 1993 to 2003.

Mr. Withers has 39 years of banking experience, including 14 years as President and CEO of the Company and the Bank. He graduated from James Madison University and Graduate School of Banking at LSU. In the past, he has served as a director in the Virginia Association of Community Banks, Virginia Bankers Association Benefits Corporation and Rockingham Memorial Hospital Foundation. Mr. Withers’ education, experience and skills as President and Chief Executive Officer and a former commercial lender benefit the Company through his understanding of bank operations, corporate governance, and lending and qualify him to serve on the Board.

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CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman of the Board, the Chief Executive Officer, and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Board Leadership

The Board of Directors is currently made up of eleven members. The Board leadership structure includes the Chairman of the Board and Vice Chairman of the Board, neither of whom currently serve as the principal executive officer of the Company. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having an independent director serve as Chairman is in the best interest of the Company's shareholders at this time. This structure encourages a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the management of the Company's day-to-day operations.

Risk Oversight

The Board has appointed several committees of the Company and the Bank, including Audit, Asset/Liability (ALCO), Compensation, Operational Risk, and Corporate Governance. In addition to the Board’s overall policy making authority and risk management responsibilities, these committees are delegated authority with respect to their various areas of operation. One area of significant risk to financial institutions revolves around the risks associated with the monitoring of existing and proposed loan relationships. The Board receives a number of monthly and quarterly reports that assist in tracking and mitigating lending risk. The Board has also established an Executive Loan Committee which convenes periodically, either in person or virtually, to consider new loan requests. In addition, the Compensation Committee is responsible for reviewing the Bank’s compensation policies and practices as they relate to risk-taking and risk management.

Code of Ethics

The Company has adopted a broad-based code of ethics for all employees and directors. The Company has also adopted a code of ethics tailored to senior officers who have financial responsibilities. A copy of the codes may be obtained without charge by request from the corporate secretary.

Independence of Directors

The Board of Directors in its business judgment has determined that the following 9 of its 11 members are independent as defined by the listing standards of the Nasdaq Stock Market (“Nasdaq”): Edward Ray Burkholder, Neil A. Houff, Hannah W. Hutman, Anne B. Keeler, Michael W. Pugh, Christopher S. Runion, Daphyne S. Thomas, John A. Willingham, and Peter H. Wray.

Although the Company’s securities are not listed on Nasdaq, the Board uses Nasdaq’s definition of independence in determining whether or not a director or nominee for director is independent. In determining that the above directors are independent within Nasdaq listing standards, the Board considered that the Bank conducts business with several of our directors from time to time, including Edward Ray Burkholder (engineering expertise), Michael Pugh (real estate appraisal services, sales and leasing), Christopher Runion (signage), Peter Wray (real estate sales and leasing), Hannah Hutman (legal services), Daphyne Thomas (education), and John Willingham (real estate services and sales). Mr. Withers is not considered independent because his son, Jason Withers, is employed by the Bank as its Executive Vice President/Chief Credit Officer.

Mr. Wilkerson is not considered independent due to his current employment by the Company. Other than those described above and under “Certain Relationships and Related Transactions,” the Board of Directors did not consider any transactions, relationships, or arrangements in determining director independence.

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Board and Committee Meeting Attendance

There were twelve meetings of the Board of Directors of the Company in 2024. Each director attended greater than 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2024. The Board of the Bank, which met twelve times in 2024, primarily manages all matters for the Bank. All the directors of the Company are also directors of the Bank.

Committees of the Board

The Company has an Audit Committee. The Company does not have a standing Compensation Committee; however, the Bank has a Compensation Committee. Since compensation is paid through the Bank, the Bank’s Compensation Committee evaluates compensation policies and makes recommendations to the Company’s Board. These recommendations are considered for approval by the independent directors of the Company.

Other standing committees for the Bank include the ALCO Committee, Operational Risk Committee, and Corporate Governance Committee (which serves as a nominating committee).

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors and the performance of the internal audit function. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Board of Directors has adopted a written charter for the Audit Committee which can be found on our website at www.fmbankva.com/About/Investor-Relations.

The members of the Audit Committee are Edward Ray Burkholder, Anne B. Keeler, Daphyne S. Thomas, John A. Willingham, and Peter H. Wray, each of whom the Board in its business judgment has determined are independent as defined by Securities and Exchange Commission (“SEC”) regulations and the listing standards of Nasdaq. The Board of Directors also has determined that all the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Willingham and Ms. Keeler qualify as audit committee financial experts as defined by SEC regulations.

The Audit Committee met 5 times in 2024. For additional information regarding the Audit Committee, see “Audit Information-Audit Committee Report” beginning on page 29 of this Proxy Statement.

Compensation Committee

The Bank’s Compensation Committee reviews executive officers’ performance and compensation, reviews and makes compensation recommendations to the Board. All recommendations of the Bank’s Compensation Committee relating to the compensation of our executive officers are reported to the Company’s Board of Directors for approval by the independent directors. The Board of Directors has adopted a written charter for the Compensation Committee which can be found on our website at www.fmbankva.com/About/Investor-Relations.

In 2024, the Compensation Committee utilized the services of a compensation consultant. For more information, see “Summary of Compensation Policies—General Compensation Objectives” on page 17.

The members of the Bank’s Compensation Committee are Edward Ray Burkholder, Michael W. Pugh, Daphyne S. Thomas, John A. Willingham, and Peter H. Wray. Each of the members are independent as defined by the SEC regulations and the listing standards of Nasdaq. The Compensation Committee met twice in 2024.

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Corporate Governance Committee

The Bank’s Corporate Governance Committee assists the Board of Directors in its oversight of matters of corporate governance, including (i) identifying individuals qualified to become Board members, recommending director nominees to the Board, and development of advisory board groups, (ii) oversight of board succession planning and board committee assignments, (iii) development and administration of CEO performance evaluation, and (iv) reviewing and reporting to the Board on matters of corporate governance and developing and recommending to the Board corporate governance principles applicable to the Company. The Board of Directors has adopted a written charter for the Corporate Governance Committee which can be found on our website at www.fmbankva.com/About/Investor-Relations.

The members of the Bank’s Corporate Governance Committee are Hannah W. Hutman, Anne B. Keeler, Michael W. Pugh, Christopher S. Runion, Aubrey M. (Mike) Wilkerson, and Dean W. Withers. The Corporate Governance Committee met four times in 2024.

Director Nomination Process

The Bank’s Corporate Governance Committee, among other things, is responsible for seeking and identifying individuals qualified to become Board members, overseeing the evaluation of Board candidates, and recommending director nominees to the Board for election.

Should the Board or Corporate Governance Committee decide to fill a board position, the Committee would look to the following list of director qualifications and consider these qualifications in developing a pool of potential nominees from the communities served by the Company. The Corporate Governance Committee is responsible for evaluating the background and qualifications of any candidates for the Board and recommending candidates to the Board. The Corporate Governance Committee and the Board also consider potential nominees submitted by shareholders.

The Corporate Governance Committee considers, at a minimum, the following factors in evaluating new candidates for election to the Board, as well as the continued service of existing directors:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;
•	The prospective nominee’s standards of integrity, commitment, and independence of thought and judgment;
•	The prospective nominee’s ability to dedicate sufficient time, energy, and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and
•	The extent to which the prospective nominee contributes to the range of talent, skill, and expertise appropriate for the Board of Directors.

Shareholders entitled to vote for the election of directors may submit candidates for formal consideration by the Company in connection with an annual meeting of shareholders by providing the Company with timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the Company. To be timely for the 2025 annual meeting, the notice must be received within the time frame set forth in “Shareholder Proposals” on page 33 of this Proxy Statement. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Section 1.7(b) of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is P. O. Box 1111, Timberville, Virginia 22853.

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While the Company does not have a diversity policy, we consider the diversity of the Board based on a number of factors including the geographic locations of potential directors within our branch network, educational background, and work experience.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. Seven of the Company’s eleven directors then in office attended the 2024 annual meeting.

Communications with Directors

Any director may be contacted by writing to him or her c/o P. O. Box 1111, Timberville, Virginia 22853. Communications to the non-management directors as a group may be sent to the same address, c/o the Secretary of the Company. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Anti-Hedging Policy

The Company currently does not have any policies with respect to financial instruments or transactions in derivative securities or otherwise that hedge or offset any decrease in the market value of the Common Stock.

Insider Trading Policy

The Company has adopted an insider trading and reporting policy governing the purchase, sale, and other dispositions of our securities by our directors, officers, and employees. The Company does not transact in its own securities if it is aware of material nonpublic information about the Company. The Company believes that these policies are reasonably designed to promote compliance with insider trading laws, rules, regulations, and listing standards applicable to the Company. A copy of our insider trading and reporting policy is filed as Exhibit

19.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Director Compensation

The following table provides compensation information for the year ended December 31, 2024 for each non-employee director of the Company’s Board of Directors:

	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Edward Ray Burkholder	$31,200	$16,000	$47,200
Larry A. Caplinger(2)	28,333	0	28,333
Neil A. Houff(3)	4,000	6,000	10,000
Hannah W. Hutman	33,800	12,000	45,800
Anne B. Keeler	33,900	12,000	45,900
Michael W. Pugh	54,500	0	54,500
Christopher S. Runion	33,000	12,000	45,000
Daphyne Thomas	32,800	12,000	44,800
John A. Willingham	34,600	12,000	46,600
Dean W. Withers	33,000	12,000	45,000
Peter H. Wray	34,000	12,000	46,000

__________________

(1)

The amounts represent the grant date fair value of the awards calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of these amounts are included in Note 17 of the Company’s audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2024.

(2)	Mr. Caplinger retired from the Board of Directors on July 18, 2024.
(3)	Mr. Houff was appointed to the Board of Directors on October 23, 2024.

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Prior to July 1, 2024, all non-employee directors of the Company, who are also directors of the Bank, received $1,200 for each Board meeting attended, $400 for each ALCO, Operational Risk, Compensation, and Corporate Governance Committee meeting attended and $500 for each Audit Committee meeting attended. Since the Company and Bank board meetings are held on the same day, members are only paid one fee of $1,200 for their attendance at the combined meeting. In addition to meeting fees, each non-employee director received a quarterly retainer of $5,000 to compensate for time spent on bank-related activities outside the normal meeting structure.

Beginning July 1, 2024, all non-employee directors receive payment of their annual retainer according to the Company’s Board of Directors Stock Compensation Guidelines. Pursuant to the policy, non-employee directors receive payment of their annual retainer on a quarterly basis in the form of 60% Company common stock and 40% cash. In the event a non-employee director holds a minimum of 12,500 shares of Company common stock, the director may elect to receive a larger percentage of cash compensation. The annual retainer was $50,000 for the Chairman and $40,000 for non-employee directors.

Aubrey M. (Mike) Wilkerson, the Company’s Chief Executive Officer, is not included in the table above as he received no compensation for his services as a director. The compensation received by Mr. Wilkerson as an employee is shown in the Summary Compensation Table.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Barton E. Black, 54, has served as the President of the Bank and the Company since April 2023. Prior to that he served as the Executive Vice President/Chief Operating Officer of the Bank and the Company from June 2020 to April 2023 and as Executive Vice President/Chief Strategy & Risk Officer March 2019 to May 2020. Prior to joining the Company, he served as Managing Director at Strategic Risk Associates, a financial services consulting company based in Virginia, from August 2012 through February 2019.

Lisa F. Campbell, 57, has served as Executive Vice President/Chief Financial Officer of the Company and the Bank since October 2022. Prior to joining the Company, she served as Group Vice President and Chief Financial Officer for Fidelity Bancshares N.C., Inc. in Fuquay-Varina, North Carolina from August 2014 to October 2022. Previously, she served as Executive Vice President, Chief Operating Officer and Chief Financial Officer for New Century Bancorp, Inc. in Dunn, North Carolina from March 2000 to August 2014 and as Senior Vice President and Controller for Triangle Bancorp, Inc. in Raleigh, North Carolina from September 1997 to March 2000. Ms. Campbell also worked in public accounting from September 1990 through September 1997.

Charles C. Driest, 47, has served as Executive Vice President, Chief Experience Officer since April 2023. Prior to that he served as Senior Vice President, Director of Digital Banking of the Bank and the Company from January 2022 to April 2023. Prior to joining the company, he served as Senior Vice President, Director of Digital Banking at Essex Bank from July 2017 to January 2022. Mr. Driest holds a Master of Business Administration (MBA) – Finance from St. John’s University.

Paul E. Eberly, 43, has served as Executive Vice President/Chief Development Officer since September 2022. Executive Vice President/Chief Credit Officer from September 2020 to August 2022, Senior Vice President/Agricultural & Rural Programs Leader from January 2020 until September 2020, and Vice President/Agricultural & Rural Programs Leader from January 2019 until January 2020. He also served in various sales, lending, credit, risk management and other leadership roles within the Farm Credit System from June 2005 until January 2019. Mr. Eberly has been in the banking and finance industry since 2005.

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Melody Emswiler, 51, has served as Executive Vice President/Chief Human Resources Officer since January 2022, Senior Vice President/Human Resources Director from January 2019 to December 2021, Vice President/Director of Human Resources from February 2015 to December 2018, and Assistant Vice President/Human Resources Manager from February 2011 to January 2015. Ms. Emswiler has been in the human resources profession since 1997.

Jason C. Withers, 42, has served as Executive Vice President/Chief Credit Officer since September 2022, and Senior Vice President/Credit Manager since March 2021. Prior to joining the Company, he served as a Senior Credit Analyst at Blue Ridge Bank from April 2017 to March 2021, and as a Credit Analyst for CresCom Bank from March 2010 to March 2017. Jason Withers is the son of Dean Withers, a member of the Company’s board of directors.

EXECUTIVE COMPENSATION

Summary Compensation

The Summary Compensation Table below sets forth the compensation of the Company’s named executive officers for all services rendered to the Company and the Bank for 2024. See the Summary of Compensation Policies beginning on page 17 of this Proxy Statement for further information regarding our compensation program, including summaries of the Company’s employment agreements and other compensation arrangements.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Aubrey M. (Mike) Wilkerson (4)	2024	366,449	107,978	91,250	59,509	625,185
Chief Executive Officer	2023	336,997	39,738	--	56,501	433,237
Barton E. Black	2024	318,287	62,034	71,381	53,561	505,264
President	2023	305,343	42,979	35,000	48,435	431,757
Lisa F. Campbell	2024	268,479	37,871	68,125	39,272	413,747
EVP & Chief Financial Officer	2023	253,235	6,236	35,000	28,819	323,290

(1)

The amounts represent the grant date fair value of the awards calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation. Awards consist of time-based restricted stock that vest over a period of four years. Assumptions used in the calculation of these amounts are included in Note 17 of the Company’s audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2024.

(2)

The amounts in this column represent non-equity incentive plan compensation pursuant to the Executive Incentive Plan approved for the year listed; however, the actual payments were not made until after the end of each year.

(3)	The amounts in this column are detailed in the table titled “All Other Compensation” below.
(4)	Mr. Wilkerson was appointed CEO on April 10, 2023.

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ALL OTHER COMPENSATION FISCAL YEAR 2024

Name	401(k) Company Contribution($)	Company ESOP Contribution ($) (1)	Company Deferred Compensation Contribution ($) (2)	Life Insurance Premiums ($) (3)	Restricted Stock Dividends ($) (4)	Personal and Other Benefits ($) (5)	Total ($)
Aubrey M. (Mike) Wilkerson	7,370	11,550	21,900	636	8,941	9,112	59,509
Barton E. Black	7,617	11,550	19,155	1,184	7,300	6,755	53,561
Lisa F. Campbell	4,267	11,115	16,350	636	2,433	4,471	39,272

__________________

(1)

The Company has established a Stock Bonus Plan that covers all eligible full and part-time employees, including the executive officers. The plan serves as a long-term incentive for employees to promote the achievement of goals which create value for our shareholders. See Stock Bonus Plan on page 21 of this Proxy Statement for further details.

(2)

The Company has established a nonqualified deferred compensation plan for the benefit of our directors and certain employees, including the executive officers, to defer receipt of salary or bonus payments. See Deferred Compensation Plan on page 21 of this Proxy Statement for further details.

(3)	The amounts in this column represent the annual premium of group term life insurance with a death benefit equal to three times annual compensation.
(4)

The amounts in this column represent dividends received during 2024 on unvested shares of restricted stock. Under the 2020 Stock Incentive Plan, holders are entitled to dividends from the grant date through the vesting period.

(5)	The amounts in this column include personal use of a company vehicle, bank-owned life insurance premiums and country club dues.

Holdings of Stock Awards

The following table contains certain information regarding the value of restricted stock awards for each of the Company’s named executive officers as of December 31, 2024.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares or Units of Stock that Have Not Vested ($) (2)
Aubrey M. (Mike) Wilkerson
	3/7/2022	608	15,174
	3/7/2023	1,334	25,737
	3/7/2024	6,073	122,857
Barton E. Black	3/7/2022	664	115,174
	3/7/2023	1,442	27,835
	3/7/2024	3,489	70,582
Lisa F. Campbell
	3/7/2022	--	--
	3/7/2023	209	4,039
	3/7/2024	2,130	43,090

(1)

These amounts are comprised of unvested shares of time-based restricted stock at December 31, 2023. All shares granted vest over a four-year period whereby the executive receives one-fourth of the shares on the anniversary of the grant date if that executive is employed on the anniversary date.

(2)	These amounts represent the fair market value of the restricted stock awards on December 31, 2023. The closing price of the Common Stock was $22.87 on that date.

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Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2024, relating to the Company’s stock- based compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans
Approved by Shareholders:
2020 Stock Incentive Plan	-	-	127,717
Equity Compensation Plans Not Approved by Shareholders: 2023 Directors Stock Incentive Plan	-	-	20,065
Total	-	-	147,782

Summary of Compensation Policies

Overview. This section provides information regarding the compensation program in place during 2024 for Aubrey M. (Mike) Wilkerson, our Chief Executive Officer, Barton E. Black, our President, and Lisa F. Campbell, our Executive Vice President and Chief Financial Officer collectively referred to as our “named executive officers.” This section includes information regarding the overall objectives of our compensation program and each element of compensation that we provide.

The independent members of our Board of Directors administer the Company’s executive compensation program based on the recommendations of the Bank’s Compensation Committee, which the Company’s independent directors review and approve. The Bank’s Compensation Committee operates under a written charter approved by the Board.

General Compensation Objectives. The overall objectives of our executive compensation program are to provide a compensation package intended to attract, motivate, and retain qualified executives and to provide them with incentives to achieve our annual goals and to increase shareholder value. We recognize the need to implement sound principles to develop and administer compensation and benefit programs that appropriately align executive pay, the achievement of Company goals and objectives and the best interests of our shareholders.

To assist in its review, the Compensation Committee obtains and reviews certain industry data. The Bank also engaged the services of Blanchard Consulting Group (“Blanchard”), an independent compensation consulting company focused on the banking industry, to advise on board and executive compensation. Blanchard assists the Compensation Committee in, among other things, compensation plan design, applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among peer institutions, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. Blanchard also provides a review regarding director compensation.

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We rely upon our judgment in making sound compensation decisions, after reviewing the performance of the Company and carefully evaluating the executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance shareholder value. Specific factors affecting compensation decisions for the named executive officers include:

•	Financial measures, such as net profit, return on equity, return on assets and efficiency ratio, relative to peer institutions;
•	Strategic objectives, such as the establishment of new branch offices;
•	Launching new or improved products that help us reach our goals of being a market leader and attracting and retaining customers;
•	Achievement of specific operational goals for the Company, including improved productivity, risk management or portfolio management goals;
•	Achieving excellence in their organizational structure and among their employees; and
•	Supporting our corporate values by promoting integrity through compliance with laws and regulations.

We generally do not strive for rigid formulas or react to short-term changes in business performance in determining the amount or mix of compensation and benefits. The mix of compensation elements is based on the review of the factors outlined above to provide the executive with a combination of salary, non-equity incentives and long-term equity and other compensation commensurate with responsibilities and competitive with other banks of comparable size and characteristics.

While we consider the compensation paid by others, we do not attempt to maintain a certain target percentile within those peer groups.

Consideration of Say on Pay Vote Results. At the Company’s 2024 annual meeting of shareholders, the Company’s shareholders overwhelmingly approved the annual non-binding advisory vote on executive compensation, receiving approximately 90% support. We believe that these results reinforce shareholder support for our compensation philosophy and the appropriateness of our compensation structure.

Base Salaries. Our policy is to provide salaries that we believe are necessary to attract and retain qualified executives. The objective of the base salary is to reflect job responsibilities, value to the Company and individual performance with respect to the Company’s goals and objectives. The salaries of the executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to industry peers. With regard to discussion and determination of named executive officers’ compensation, we exclude the Chief Executive Officer from discussion of his compensation.

Executive Incentive Plan. Executive officers may earn an annual incentive award that is a predetermined percentage of total base salary. The components of the Executive Incentive Plan as approved by the Compensation Committee during 2024 were: percentage of non-performing assets to strategic goal, percentage 30+ days delinquent to strategic goal excluding nonaccrual, net income, total demand deposit growth, total deposit growth, total loan growth, and a discretionary component around personal, department, and corporate performance. Achievement levels for the components are predetermined around the annual budget amounts considering achievements that are above, below, and on budget. The maximum opportunity an executive could earn in 2024 was 35% of base salary.

Equity Compensation. The Compensation Committee may provide equity compensation to employees, directors, and consultants pursuant to the 2020 Stock Incentive Plan. The plan makes available up to 200,000 shares of Common Stock for the granting of stock options, restricted stock and other stock awards, restricted stock units, and stock appreciation rights.

Equity compensation has been made to executive officers in the form of restricted stock, which is vested over a four-year period whereby the executive receives one-fourth of the shares on each anniversary of the grant date if that executive is employed on such anniversary date. The goal of the Compensation Committee in granting equity compensation is to stimulate the efforts of employees, directors and consultants upon whose judgment, interest, and efforts the Company depends for the successful conduct of its businesses and to further align those persons’ interests with the interests of the Company’s shareholders. Further, these restricted stock awards represent long-term compensation designed to enhance retention of the named executive officers.

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On March 7, 2024, the Company granted restricted stock awards with respect to 6,073; 3,489; and 2130 shares to Mr. Wilkerson, Mr. Black, and Ms. Campbell respectively.

Policies and Practices Related to Stock Option Grants. The following discussion of the timing of option awards in relation to the disclosure of material nonpublic information is provided as required by Item 402(x) of Regulation S-K. The Company does not have a written policy regarding the timing of option awards in relation to the disclosure of material nonpublic information. The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of option awards. The Company has not timed the disclosure of material nonpublic information to affect the value of executive compensation.

Employment Agreements. The Company has entered into employment agreements with its named executive officers, as summarized below.

Barton E. Black. The term of Mr. Black’s employment agreement began on December 30, 2020 and initially continued until December 31, 2021. On December 31, 2020, and each December 31 thereafter, the term of the agreement shall be renewed and extended by one year, such that the extended term of his agreement on such anniversary is two years, unless either Mr. Black or the Company gives advance notice to the other in writing.

Mr. Black’s employment agreement provides for the termination of Mr. Black’s employment by the Company without “Cause” or by him for “Good Reason” in the absence of a “Change of Control” (as those terms are defined in the agreement). In such cases, Mr. Black will be entitled to receive (i) his then-current base salary for the greater of the remainder of the term or 12 months, (ii) any bonus or other short-term incentive compensation earned, but not yet paid, for prior years and (iii) a welfare continuance benefit in an amount equal to 12 times the excess of COBRA premiums that would apply as of Mr. Black’s date of termination for continued health, dental and vision coverage, if COBRA continuation were elected for such coverage, over the amount that he paid for such coverage immediately before his termination of employment. Mr. Black’s employment agreement also provides for the termination of Mr. Black's employment by the Company following a “Change of Control” or by him for “Good Reason” following a “Change of Control.” In such cases, Mr. Black will be entitled to receive, among other things, a lump sum amount equal to (i) the welfare continuance benefit described above, substituting 24 for 12 and (ii) 2.99 times the sum of his base salary and the greater of his target annual bonus or actual annual bonus for the most recent year. Mr. Black’s entitlement to the foregoing severance payments is subject to Mr. Black's release and waiver of claims against the Company and his compliance with certain restrictive covenants as provided in the employment agreement.

Mr. Black will not be entitled to any compensation or other benefits under his employment agreement if his employment is terminated upon his death, by the Company for “Cause,” or by him in the absence of “Good Reason.”

Mr. Black’s employment agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-compete and non- solicitation covenants generally continue for a period of 18 months following the last day of Mr. Black’s employment.

Aubrey M. (Mike) Wilkerson. The term of Mr. Wilkerson’s employment agreement began on January 4, 2021, and initially continued until December 31, 2022. On December 31, 2021, and each December 31 thereafter, the term of the agreement shall be renewed and extended by one year, such that the extended term of his agreement on such anniversary is two years, unless either Mr. Wilkerson or the Company gives advance notice to the other in writing.

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Mr. Wilkerson’s employment agreement provides for the termination of Mr. Wilkerson’s employment by the Company without “Cause” or by him for “Good Reason” in the absence of a “Change of Control” (as those terms are defined in the agreement). In such cases, Mr. Wilkerson will be entitled to receive (i) his then-current base salary for the greater of the remainder of the term or 12 months, (ii) any bonus or other short-term incentive compensation earned, but not yet paid, for prior years and (iii) a welfare continuance benefit in an amount equal to 12 times the excess of COBRA premiums that would apply as of Mr. Wilkerson’s date of termination for continued health, dental and vision coverage, if COBRA continuation were elected for such coverage, over the amount that he paid for such coverage immediately before his termination of employment. Mr. Wilkerson’s employment agreement also provides for the termination of Mr. Wilkerson's employment by the Company following a “Change of Control” or by him for “Good Reason” following a “Change of Control.” In such cases, Mr. Wilkerson will be entitled to receive, among other things, a lump sum amount equal to (i) the welfare continuance benefit described above, substituting 24 for 12 and (ii) 2.99 times the sum of his base salary and the greater of his target annual bonus or actual annual bonus for the most recent year. Mr. Wilkerson’s entitlement to the foregoing severance payments is subject to Mr. Wilkerson's release and waiver of claims against the Company and his compliance with certain restrictive covenants as provided in the employment agreement.

Mr. Wilkerson will not be entitled to any compensation or other benefits under his employment agreement if his employment is terminated upon his death, by the Company for “Cause,” or by him in the absence of “Good Reason.”

Mr. Wilkerson’s employment agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-compete and non- solicitation covenants generally continue for a period of 18 months following the last day of Mr. Wilkerson’s employment.

Lisa F. Campbell. The term of Ms. Campbell’s employment agreement began on October 18, 2022, and initially continued until December 31, 2024. On December 31, 2023, and each December 31 thereafter, the term of the agreement shall be renewed and extended by one year, such that the extended term of her agreement on such anniversary is two years, unless either Ms. Campbell or the Company gives advance notice to the other in writing.

Ms. Campbell’s employment agreement provides for the termination of Ms. Campbell’s employment by the Company without “Cause” or by her for “Good Reason” in the absence of a “Change of Control” (as those terms are defined in the agreement). In such cases, Ms. Campbell will be entitled to receive (i) her then-current base salary for the greater of the remainder of the term or 12 months, (ii) any bonus or other short-term incentive compensation earned, but not yet paid, for prior years and (iii) a welfare continuance benefit in an amount equal to 12 times the excess of COBRA premiums that would apply as of Ms. Campbell’s date of termination for continued health, dental and vision coverage, if COBRA continuation were elected for such coverage, over the amount that she paid for such coverage immediately before her termination of employment. Ms. Campbell’s employment agreement also provides for the termination of Ms. Campbell’s employment by the Company following a “Change of Control” or by her for “Good Reason” following a “Change of Control.” In such cases, Ms. Campbell will be entitled to receive, among other things, a lump sum amount equal to (i) the welfare continuance benefit described above, substituting 24 for 12 and (ii) 2.99 times the sum of her base salary and the greater of her target annual bonus or actual annual bonus for the most recent year. Ms. Campbell’s entitlement to the foregoing severance payments is subject to Ms. Campbell’s release and waiver of claims against the Company and her compliance with certain restrictive covenants as provided in the employment agreement.

Ms. Campbell will not be entitled to any compensation or other benefits under her employment agreement if her employment is terminated upon her death, by the Company for “Cause,” or by her in the absence of “Good Reason.”

Ms. Campbell’s employment agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-compete and non- solicitation covenants generally continue for a period of 18 months following the last day of Ms. Campbell’s employment.

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Retirement Benefits. An important retention tool is the Company’s various retirement plans. We balance the effectiveness of these plans as a compensation and retention tool with the cost to the Company of providing them.

Pension Plan. The Company has a noncontributory pension plan that covers all full-time employees and executive officers hired prior to April 1, 2012. This plan conforms to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The amount of benefits payable under the plan is determined by an employee’s period of credited service. The amount of normal retirement benefit will be determined based on a participant’s credited service, earnings and the benefit formula as described in the plan’s adoption agreement. The plan provides for early retirement for participants with 10 years of vesting service and the attainment of age 55. A participant who terminates employment with five or more years of vesting service will be entitled to a benefit. The benefits are payable in single or joint/survivor annuities, as well as a lump sum payment option upon retirement or separation of service (subject to limitations as described in the plan’s adoption agreement). As of February 15, 2023, the plan was amended to stop the accrual of future benefits and was terminated on June 1, 2024.

Deferred Compensation Plan. Our deferred compensation plan allows certain employees, including the executive officers and directors to defer receipt of salary and or bonus payments. The initial decision to create the deferred compensation plan included an evaluation of our total benefits package for our senior management team, compared to the benefits package available to all employees and to other comparable companies. The plan was created as a means of attracting and retaining qualified members of the management team. At the present time, participation in the plan is limited to our directors, the senior management team, consisting of twenty-one employees, including the eight executive officers. Deferred amounts are deposited in separate accounts and are credited with earnings or losses based on the rate of return of mutual funds selected by the plan participants. Distributions are paid either upon termination or returned at a specific date in the future, as elected by the employee. The employee may elect to receive payments in either a lump sum or a series of installments. Participants may defer up to 100% of their salary and bonus payments.

Each year we consider whether to make a discretionary Company contribution to the plan for the benefit of the participants, including the executive officers. Contributions to the plan are based on several factors including an evaluation of overall bank performance and an evaluation of the total contributions to the bank’s other retirement plans, including the ESOP and 401(k) plans. This contribution is shared on a pro-rated basis by the participants in the plan based on each participant’s salary as a percentage of the total salaries of the participants in the plan. For 2024 and 2023, the total contributions to the plan were $196,574 and $214,403, respectively.

401(k) Savings Plan. Employees, including the executive officers, may contribute up to 96% of regular earnings on a before-tax basis into their Savings Plan (subject to IRS limits). We match dollar for dollar the first 1% of compensation that an employee contributes. Then we match one dollar for each two dollars the employee contributes up to 6% of compensation. Amounts held in the Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment (subject to certain exceptions as directed by the IRS).

The Savings Plan limits the “annual additions” that can be made to an employee’s account to $69,000 per year for 2024. “Annual additions” include our matching contributions, before-tax contributions made by our employee under Section 401(k) of the Internal Revenue Code and employee after-tax contributions. Of those annual additions, the maximum before-tax contribution was $23,000 per year in 2024. Participants aged 50 and over could also contribute, on a before-tax basis, and without regard to the $69,000 limitation on annual additions or the $23,000 general limitation on before-tax contributions, catch-up contributions of up to $7,500 per year in 2024. The Company’s matching contribution for each of the named executive officers is contained in the Summary Compensation Table.

Stock Bonus Plan (“ESOP”). This plan is a long-term incentive for our employees that promotes the achievement of goals which create value for our shareholders. This noncontributory plan covers all eligible full and part-time employees, including the executive officers. This plan conforms to the ERISA. An employee becomes a participant in the plan as of October 1st of the plan year in which the employee completes one full year of service. A participant who terminates employment with three or more years of vesting service will be vested in their benefit. Cash dividends paid by the Company are passed through to the participants on an annual basis. In 2024 and 2023, the Company contributed $257,000 and $246,000, respectively, to the plan. All eligible employees, including the executive officers, share in this contribution on a pro-rated basis based on each participant’s eligible compensation as a percentage of the total eligible compensation of all the participants in the plan. The allocation to each of the named executive officers is contained in the Summary Compensation Table.

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Potential Payments upon Termination of Employment or Change in Control

Potential Payments Upon Termination Following Change in Control. In the event of termination without “Cause” or resignation for “Good Reason” following a “Change of Control” (as those terms are defined in their agreements), the Company’s employment agreements with Mr. Wilkerson, Mr. Black, and Ms. Campbell provide for payments described under “Employment Agreements” above. Additionally, under the terms of the Company’s 2020 Stock Incentive Plan, accelerated vesting of restricted stock grants will occur in the event of a change in control.

Potential Payments Upon Involuntary Termination Without Cause or Good Reason. In the event of termination without “Cause” or resignation for “Good Reason” (as those terms are defined in their agreements), the Company’s employment agreements with Mr. Wilkerson, Mr. Black, and Ms. Campbell provide for the payments described under “Employment Agreements” above.

Certain Relationships and Related Transactions

Banking Relationships. The Company, through its subsidiary Bank, grants loans to and accepts deposits from its directors, principal officers and related parties of such persons during the ordinary course of business. Loans are granted on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers not related to the Company and do not involve more than the normal risk of collectability or present other unfavorable features. The aggregate balance of loans to directors, principal officers and their related parties was $20.6 million at December 31, 2024. Deposits are accepted on the same terms, including interest rates, as those prevailing at the time for comparable transactions with other customers. The aggregate balance of deposits from directors, principal officers and their related parties was $8.4 million at December 31, 2024.

In addition, any extensions of credit to directors and officers are required to be on substantially the same terms as comparable transactions to non-related parties at the time of the extension of credit, pursuant to Regulation O – Loans to Executive Officers, Directors, and Principal Shareholders of Member Banks of the banking regulations applicable to us.

Employment of Family Member of Director. Jason Withers, the son of director Dean Withers, is employed by the Bank as Executive Vice President/Chief Credit Officer. Jason Withers received total cash compensation of $152,060 in 2024 and stock awards with a grant date fair value of $22,243. Jason Withers also received benefits under certain employee benefit plans that are generally available to all similarly situated Bank employees. Dean Withers does not have an interest in Jason Withers’s compensation.

Legal Services. Hannah W. Hutman, a director of the Company, is a partner at the law firm of Hoover Penrod PLC. The Company paid Hoover Penrod approximately $264,887 in 2024 for various legal services. The Company obtains such services at rates that are substantially the same as those the firm charges other clients, and the firm is one of several law firms retained by the Company.

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PAY VERSUS PERFORMANCE

Pay versus Performance Table

The following table provides information on total compensation and compensation actually paid to our principal executive officer (“PEO”) and to our remaining named executive officers (“NEOs”) for the fiscal years ended December 31, 2024, 2023, and 2022, and the cumulative shareholder return on our Common Stock and our net income over the same time period.

Year	Summary Compensation Table Total for PEO Mark C. Hanna(1)	Summary Compensation Table Total for PEO Aubrey M. Wilkerson (2)	Compensation Actually Paid to PEO Mark C. Hanna(1)(2)	Compensation Actually Paid to PEO Aubrey M. Wilkerson(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(3)(4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(5)	Net Income
2024	-	$625,185	-	$640,677	$459,505	$466,401	$121	$7,285,000
2023	$964,061	$433,237	$938,515	$423,478	$362,878	$352,213	$141	$2,771,000
2022	$657,695	-	$625,140	-	$390,110	$376,410	$110	$8,300,000

 ______________________

(1)	Mark C. Hanna was our PEO until April 2023 and all of 2022. Aubrey M. (Mike) Wilkerson was PEO beginning April 2023.
(2)	The following table sets forth the adjustments made during each year represented in the table above to arrive at compensation “actually paid” to our PEO during each of the years in question:

Adjustments to determine compensation “actually paid” for PEO, Mark C. Hanna	2024	2023	2022
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	--	$(86,115)	$(81,999)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	--	$0	$0
Increase for fair value of awards granted during year that remained unvested at year-end	--	$74,363	$60,788
Increase for fair value of awards granted during year that vested during year	--	$0	$0
Change in fair value from prior year-end to year-end of awards granted in a prior year that were outstanding and unvested at year-end	--	$(12,329)	$(12,877)
Change in fair value from prior year-end to vesting date of awards granted in a prior year that vested during year	--	$(1,464)	$1,533
Deduction for fair value of awards granted in a prior year that were forfeited during year	--	$0	$0
Increase based upon incremental fair value of awards modified during year	--	$0	$0
Increase based on dividends or other earnings paid during year prior to vesting	--	$0	$0
Total Adjustments	--	$(25,546)	$(32,555)

(3)

During 2024, our remaining NEOs consisted of Barton E. Black and Lisa F. Campbell. During 2023, our remaining NEOs consisted of Barton E. Black and Paul E. Eberly. During 2022, our remaining NEOs consisted of Barton E. Black Aubrey M. (Mike) Wilkerson.

(4)

The following table sets forth the adjustments made during each year represented in the table above to arrive at average compensation “actually paid” to our remaining NEOs during each of the years in question:

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Adjustments to determine compensation “actually paid” for PEO, Aubrey M. Wilkerson	2024	2023	2022
Deduction for amounts reported under the “Stock Awards” column inthe Summary Compensation Table	$(107,978)	$(39,738)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	$0	$0
Increase for fair value of awards granted during year that remained unvested at year-end	$122,857	$34,315
Increase for fair value of awards granted during year that vested during year	$0	$0
Change in fair value from prior year-end to year-end of awards granted in a prior year that were outstanding and unvested at year- end	$1,891	$(3,919)
Change in fair value from prior year-end to vesting date of awards granted in a prior year that vested during year	$(1,278)	$(416)
Deduction for fair value of awards granted in a prior year that were forfeited during year	$0	$0
Increase based upon incremental fair value of awards modified during year	$0	$0
Increase based on dividends or other earnings paid during year prior to vesting	$0	$0
Total Adjustments	$15,492	$(9,758)

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Adjustments to determine compensation “actually paid” for non-PEO NEOs	2024	2023	2022
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	$(49,953)	$(36,487)	$(39,211)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	$0	$0	$0
Increase for fair value of awards granted during year that remained unvested at year-end	$56,836	$31,507	$29,068
Increase for fair value of awards granted during year that vested during year	$0	$0	$0
Change in fair value from prior year-end to year-end of awards granted in a prior year that were outstanding and unvested at year-end	$1,246	$(5,083)	$(4,037)
Change in fair value from prior year-end to vesting date of awards granted in a prior year that vested during year	$(1,233)	$(602)	$480
Deduction for fair value of awards granted in a prior year that were forfeited during year	$0	$0	$0
Increase based upon incremental fair value of awards modified during year	$0	$0	$0
Increase based on dividends or other earnings paid during year prior to vesting	$0	$0	$0
Total Adjustments	$6,896	$(10,665)	$(13,700)

(5)

Total shareholder return is calculated assuming a fixed investment of $100 in the Common Stock based on the closing price on December 31, 2020, the last trading day prior to January 1, 2021, assuming reinvestment of dividends, through and including the end of each fiscal year.

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Relationship between Financial Performance and Executive Compensation

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PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed the firm of Elliott Davis, LLC (“Elliott Davis”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2025. Yount, Hyde & Barbour, P.C. (“YHB”) audited the consolidated financial statements of the Company for the fiscal years ending December 31, 2024 and 2023.

A representative of Elliott Davis is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he/she desires to do so, and is expected to be available to respond to appropriate questions from shareholders.

Although our Bylaws do not require shareholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board of Directors is requesting that the shareholders ratify the appointment of Elliott Davis as our independent registered public accounting firm for the fiscal year ending December 31, 2025. A majority of the votes cast by holders of Common Stock is required for the ratification of the appointment of Elliott Davis as our independent registered public accounting firm. Even if the appointment is ratified, the ratification is not binding and the Audit Committee may in its discretion select a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

As reported in the Company’s Current Report on Form 8-K filed with the SEC on January 28, 2025, on January 23, 2025 (the “Notice Date”), the Company notified YHB of its dismissal as the Company’s independent registered public accounting firm effective upon YHB’s completion of its audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2024. The decision to dismiss YHB was approved by the Audit Committee. The dismissal was not related to any disagreement with YHB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

The audit reports of YHB on the consolidated financial statements of the Company for each of the two fiscal years ended December 31, 2024 and December 31, 2023 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two fiscal years ended December 31, 2024 and December 31, 2023 and the subsequent interim period from January 1, 2025 through the Notice Date: (i) there were no disagreements with YHB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to YHB’s satisfaction, would have caused YHB to make reference to the subject matter of the disagreement in connection with its reports, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of SEC Regulation S-K.

Before filing its Current Report on Form 8-K with the SEC, the Company provided YHB with a copy of the disclosures contained in Item 4.01(a) thereof and requested that YHB issue a letter, addressed to the SEC, stating whether YHB agrees with the statements contained in Item 4.01(a). A copy of YHB’s letter dated January 28, 2025, addressed to the SEC, was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K.

On the Notice Date, the Company notified Elliott Davis that it had been selected to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. The selection of Elliott Davis was approved by the Audit Committee.

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During the two fiscal years ended December 31, 2024 and December 31, 2023 and the subsequent interim period from January 1, 2025 through the Notice Date, neither the Company nor anyone on its behalf consulted with Elliott Davis regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Elliott Davis concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” (as defined in SEC Regulation S-K Item 304(a)(1)(iv)) or a “reportable event” (as defined in SEC Regulation S-K Item 304(a)(1)(v)).

The Board of Directors recommends the shareholders vote to ratify the appointment of Elliott Davis, LLC, as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

AUDIT INFORMATION

Audit Committee

The Audit Committee operates under a written charter that the Board has adopted. The five members of the Audit Committee are independent as that term is defined in SEC regulations and Nasdaq’s listing standards.

Fees of Independent Registered Public Accounting Firm

Audit Fees. The aggregate fees billed by YHB for professional services rendered for the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2024 and 2023, and for the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $156,400 in 2024 and $146,300 in 2023.

Audit Related Fees. The aggregate fees billed by YHB for audit related services were $23,000 in 2024 and $34,000 in 2023. For both years, the fees consisted of audits of the Bank’s benefit plans; and consultation concerning financial accounting, reporting standards, and other related issues.

Tax Fees. The aggregate fees billed by YHB for tax services were $9,200 in 2024 and $9,970 in 2023.

All Other Fees. There were no fees billed by YHB or for any other services rendered to the Company for the fiscal years ended December 31, 2024 or 2023.

Audit Committee Report

Management is responsible for establishing and maintaining the Company’s internal controls over financial reporting, the preparation, presentation and integrity of the Company’s consolidated financial statements and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

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The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2024, the Audit Committee:

•	Monitored the preparation of quarterly and annual financial reports by the Company’s management.

•	Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2024 with management and YHB, the Company’s independent registered public accountant for the fiscal year ended December 31, 2024;

•	Discussed with management, YHB and the Company’s Internal Auditor the adequacy of the system of internal controls;

•	Discussed with YHB the matters required to be discussed by the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 1301 “Communications with Audit Committees,” and Rule 2-07 of Regulation S-X promulgated by the SEC, as modified or supplemented;

•	Received written disclosures and a letter from YHB as required by applicable requirements of the PCAOB, including PCAOB Rule 3526, regarding YHB’s communications with the Audit Committee concerning independence. The Audit Committee discussed with YHB its independence.

•	Conducted an assessment of the Company’s relationship with YHB and evaluated YHB’s performance and the quality of audits.

Based upon its discussions with management and YHB and its review of the representations of management and the report of YHB to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the Securities and Exchange Commission on March 28, 2025.

Audit Committee

Edward Ray Burkholder

Anne B. Keeler

Daphyne S. Thomas

John A. Willingham

Peter H. Wray

Audit Committee Pre-Approval Policies

All audit related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by YHB was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Charter provides for pre-approval of audit, audit- related and tax services. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

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PROPOSAL THREE

ADVISORY (NON-BINDING) VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and rules adopted by the SEC thereunder require the Company to give shareholders the opportunity to vote, on a non- binding, advisory basis, to approve the compensation of named executive officers as disclosed in this proxy statement pursuant to SEC rules (commonly known as “say on pay”).

Accordingly, the Company is asking shareholders to approve the compensation of our named executive officers through the following resolution:

“RESOLVED, that the shareholders approve the compensation of the named executive officers of the Company as set forth under the heading “Executive Compensation” in the Company’s 2025 Proxy Statement, including the compensation tables, narrative discussion, and related material.”

The Company has opted to hold this advisory vote on an annual basis. Because your vote is advisory, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee of the Bank will consider the voting results when considering future executive compensation arrangements.

A majority of the votes cast by holders of Common Stock is required to approve the non-binding vote on the compensation of the named executive officers.

The Board of Directors unanimously recommends that shareholders vote “FOR” approval of the Company’s executive compensation.

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PROPOSAL FOUR

ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the non-binding advisory vote regarding executive compensation, our shareholders also have the opportunity to vote, on an advisory basis, for their preference as to whether this advisory vote should be conducted every one, two, or three years in the future. This non-binding vote on “frequency” will be provided at least once every six years and was last considered by the Company’s shareholders at the Company’s 2019 Annual Meeting.

After careful consideration, our Board believes that conducting the “say-on-pay” advisory vote every year is appropriate for the Company because it allows shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to provide accountability and ongoing communication with our shareholders on executive compensation matters.

The Company recognizes that shareholders may have different views as to the best approach for the Company, and we look forward to hearing from our shareholders as to the frequency of an advisory vote on executive compensation. As with the advisory nature of the “say-on-pay” vote on executive compensation, the advisory vote on frequency of such voting is also non-binding on the Board. However, the Board will give careful consideration to guidance expressed by the voting results of our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (rotating the vote every one, two or three years, or abstaining). The alternative receiving the greatest number of votes will be the frequency that shareholders approve.

The Board of Directors unanimously recommends that you vote for a ONE YEAR cycle of voting on future advisory votes on executive compensation.

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SHAREHOLDER PROPOSALS

Under SEC regulations, any shareholder desiring to make a proposal to be acted upon at the 2025 annual meeting of shareholders must cause such proposal to be delivered, in proper form, to the Secretary of the Company, whose address is P. O. Box 1111, Timberville, Virginia 22853, no later than December 13, 2024, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting.

The Company’s Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at the 2026 annual meeting of shareholders, notice of the nomination must be received by the Secretary of the Company not less than 90 days and not more than 135 days prior to the date of the 2026 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 2026 annual meeting of shareholders, notice of the proposed business must be received by the Secretary of the Company not less than 90 days and not more than 135 days prior to the date of the 2026 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company. It is presently anticipated that the Company’s 2026 annual meeting of shareholders will be held on or about May 17, 2026 in which case the Company must receive any notice of nomination or other business no later than February 16, 2026 and no earlier than January 2, 2026.

In addition to satisfying the requirements under our Bylaws with respect to advance notice of any nomination, shareholders who intend to solicit proxies in support of director nominees other than the Company’s director nominees must also comply with the requirements of SEC Rule 14a-19 under the Exchange Act relating to universal proxies.

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OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company is not aware of any matters to be presented for consideration at the Annual Meeting other than as set forth herein. If any other matters properly come before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors
/s/ Candy F. Barkley

Candy F. Barkley, Corporate Secretary

April 14, 2025

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F & M BANK CORP.

Timberville, Virginia 22853

Please include                                     reservations for me

at the Shareholders' Dinner Meeting to be held at

Blue Ridge Community College

The Plecker Center

May 17, 2025

5:00 pm

Signed: ______________________________________________

THIS CARD MUST BE RECEIVED BY US ON OR

BEFORE MAY 5, 2025

OR YOU MAY EMAIL CBARKLEY@FMBANKVA.COM

F&M Bank Corp.

Attn: Candy Barkley

P.O. Box 1111

Timberville, Virginia 22853

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